Exhibit 1

NOTICE OF VOTING RESULTS

TO:	Alberta Securities Commission
Autorité des marchés financiers
British Columbia Securities Commission
Manitoba Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Ontario Securities Commission
Prince Edward Island Securities Office
Saskatchewan Financial Services Commission
Securities Commission of Newfoundland and Labrador
Toronto Stock Exchange

In accordance with section 11.3 of National Instrument 51-102 — Continuous Disclosure Obligations, we hereby advise of the results of voting on the matters submitted to the annual and special meeting (the “Meeting”) of the shareholders (the “Shareholders”) of North American Palladium Ltd. (the “Corporation”) held on May 22, 2008.  At the Meeting, Shareholders were asked to consider certain matters.

The matters voted upon at the Meeting and the results of the voting were as follows:

Item 1:  Election of Directors

By a vote by way of show of hands, the number of directors elected at the meeting was six and the following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Steven R. Berlin

C. David A. Comba

André J. Douchane

Robert J. Quinn

Greg J. Van Staveren

William J. Weymark

Item 2:  Appointment of Auditors

By a vote by way of show of hands, KPMG LLP were appointed auditors of the Corporation to hold office until the close of the next annual meeting of the Shareholders or until their successors are appointed, and the directors of the Corporation were authorized to fix the remuneration of the auditors.

Item 3:  Amendments to the Stock Option Plan Amendment Provisions

By a vote by way of show of hands, amendments to the stock option plan of the Corporation (the “Plan”) were approved in order to provide for changes to the Plan at any time without the consent of Shareholders, including where the change is (i) an amendment of a ‘‘housekeeping’’ nature, (ii) a change to the vesting provisions of any option; (iii) a change in the granting or exercise of options; and (iv) a change to the eligible participants of the Plan.  In addition, the Plan was amended to provide that the expiration date for all purposes under the Plan shall be automatically extended without any further act or formality to that date which is the tenth business day after the end of the blackout period in the event that the expiration date for an option falls within a blackout period or within nine business days following the expiration of a blackout period.

Item 4:  Amendments to the Stock Option Plan - Increase in Reserved Shares

By a vote by way of show of hands, an amendment to the Plan was approved in order to provide for an increase of 3,000,000 in the number of common shares of the Corporation which may be issued under the Plan. This increased the maximum number of Corporation common shares that may be issued under the Plan from 2,700,000 to 5,700,000.

Item 5: Amendment to By-laws

By a vote by way of show of hands, By-law No.3 was passed to amend section 7.3 of By-law No. 1 of the Corporation.  This amendment is made necessary pursuant to the new rules requiring that all securities listed on U.S. exchanges, including inter-listed Canadian companies and their transfer agents, be eligible for the direct registration system (‘‘DRS’’). DRS provides investors with the option to hold their securities in non-certificated form directly on the records of an issuer or transfer agent, and allows transfer agents and brokers to move shares between each other electronically.

DATED as of the 10th day of June, 2009.

NORTH AMERICAN PALLADIUM LTD.

“Trent C. A. Mell” (signed)

Trent C. A. Mell
Vice President, General Counsel & Corporate Secretary